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Exhibit 21

                    Subsidiaries of BHA Group Holdings, Inc.


BHA Group, Inc., a Delaware corporation; PrecipTech, Ltd., a Canadian corporation; BHA Group, Ltd., a Canadian corporation; BHA International, Inc., a U.S. Virgin Islands corporation; BHA Group GmbH, a German corporation; BHA Group International, Inc., a Delaware corporation; and BHA Technologies, Inc., a Delaware corporation; and BHA Group International Holdings B.V., a Dutch corporation, are the only subsidiaries of the Company, each of which are wholly-owned. Tool Rental and Supply Company, Inc., a Delaware corporation; Midwest Precipitator Corporation, an Illinois corporation (DBA Midwest Power Corporation); BHA Group AG, a Swiss corporation; BHA Environmental Technology Company, Ltd., a China corporation; BHA UK, Ltd., a United Kingdom corporation; and BHA Purfilter S.L., a Spanish corporation, are wholly-owned subsidiaries of BHA Group, Inc. BHA Group International Pvt. Ltd., an India corporation, is a wholly-owned subsidiary of BHA Group International, Inc.; BHA Technologies AG, a Swiss corporation, is a wholly-owned subsidiary of BHA Technologies, Inc.; Industrias Filtrantes Purfilter C.A., a Venezuelan corporation, is a wholly-owned subsidiary of BHA Purfilter S.L.; BHA do Brazil Ltda, a Brazilian corporation, is a wholly-owned subsidiary of BHA Group International Holdings B.V.



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